SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934
Date of Report: November 16, 2006
(Date of earliest event reported)
KAHIKI FOODS, INC.
(Exact Name of Registrant as specified in its charter)

Ohio (State or Other Jurisdiction of Incorporation)	333-113925 (Commission file Number)
31-1056793
(IRS Employer Identification No.)
1100 Morrison Road, Gahanna, Ohio 43230
(Address of principal executive offices)(Zip code)
Registrant’s Telephone Number, Including Area Code
(614) 322-3180
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 3.02 Unregistered Sales of Equity Securities
Townsends, Inc. (“Townsends”) owns all of the outstanding Series A Preferred Stock of Kahiki Foods, Inc. (“Kahiki”). Mr. Chuck Dix, President of Townsends, is also a Director of Kahiki.
Holders of Series A Preferred Stock are entitled to receive, when and as declared by the Board of Directors, dividends at the annual rate of $0.1125 per share, payable semi-annually on each June 1 and December 1. Such dividends are cumulative and compound annually if they are not declared and paid. All such dividends take precedence to any dividends on Kahiki’s Common Stock. The Board of Directors has the option to pay such dividends in cash, or in additional shares of Series A Preferred Stock.
At a meeting of Kahiki’s Board of Directors on November 16, 2006, Kahiki’s Directors (with Mr. Chuck Dix abstaining from the vote) declared a dividend on Kahiki’s Series A Preferred Stock of $53,071, payable on December 1, 2006 in the form of 23,587 newly issued shares of Series A Preferred Stock. The amount reflects the semi-annual dividend on the Series A Preferred Stock, with such amount converted to shares of Series A Preferred Stock at a rate of $2.25 per share.
Each share of Kahiki’s Series A Preferred Stock is convertible into one share of Kahiki Common Stock. After considering this dividend of shares, Townsends owns 967,078 shares of Series A Preferred Stock. If all such shares were converted into Common Stock, Townsends would own approximately 20.15% of the total then-outstanding Common Stock.
A full description of the provisions of the Series A Preferred Stock is included in the “AMENDED AND RESTATED ARTICLES OF INCORPORATION OF KAHIKI FOODS, INC.” as outlined in Appendix B to the Definitive Proxy Statement for the Annual Meeting of Kahiki Shareholders held on August 8, 2005.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KAHIKI FOODS, INC.

By:	/s/ Frederick A. Niebauer

Frederick A. Niebauer Chief Financial Officer

Dated: November 17, 2006